Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of February 12, 2004

Between

AFFILIATED MANAGERS GROUP, INC., As Issuer

AND

THE BANK OF NEW YORK,
As Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of February 12, 2004 (the “Second Supplemental Indenture”), between Affiliated Managers Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company executed and delivered the Indenture dated as of December 21, 2001 (the “Base Indenture”) to the Trustee to provide for the issuance of the Company’s debentures, notes, bonds or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture; and

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 4.125% Senior Notes initially due 2010 (the “Senior Notes”), the form and terms of such Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture (together, the “Indenture”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture and all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Senior Notes, when executed, authenticated and delivered by the Company, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Senior Notes, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definition of Terms

Unless the context otherwise requires:

(a)           a term defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;

(b)           a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c)           the singular includes the plural and vice versa;

(d)           headings are for convenience of reference only and do not affect interpretation;

(e)           the following terms have the meanings given to them in the Purchase Contract Agreement:

(i)            Applicable Benchmark Treasury;

(ii)           Applicable Ownership Interest;

(iii)          Applicable Principal Amount;

(iv)          Authorized Newspaper;

(v)           Business Day;

(vi)          Cash Settlement;

(vii)         Collateral Agent;

(viii)        Contract Adjustment Payments;

(ix)           Failed Final Remarketing;

(x)            Failed Initial Remarketing;

(xi)           Final Remarketing;

(xii)          Final Remarketing Date;

(xiii)         Growth PRIDES;

(xiv)        Income PRIDES;

(xv)         Initial Remarketing;

(xvi)        Initial Remarketing Date;

(xvii)       Purchase Contract;

(xviii)      Purchase Contract Agent;

(xix)         Quotation Agent;

(xx)          Redemption Amount;

(xxi)         Redemption Price;

(xxii)        Remarketing Agent;

(xxiii)       Remarketing Announcement Date;

(xxiv)       Reset Agent;

(xxv)        Reset Spread;

(xxvi)       Responsible Officer;

(xxvii)      Security;

(xxviii)     Significant Corporate Action;

(xxix)       Successful Initial Remarketing;

(xxx)        Tax Event;

(xxxi)       Treasury Portfolio;

(xxxii)      Treasury Portfolio Purchase Price;

(f)            the following terms have the meanings given to them in this Section 1.1(f):

“Corporate Trust Office” means the principal corporate trust office of the Purchase Contract Agent at which, at any particular time, its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, Floor 8W, New York, New York 10286.

“Coupon Rate” means the percentage rate per annum at which each Senior Note will bear interest initially as set forth in Section 2.4(a).

“Custodial Agent” shall have the meaning set forth in the Pledge Agreement.

“Interest Payment Date” shall have the meaning set forth in Section 2.4

“Maturity Date” shall mean February 17, 2010 unless extended by the Company in connection with a successful remarketing of the Senior Notes pursuant to the Remarketing Agreement; provided that, in connection with any successful remarketing of the Senior Notes pursuant to the Remarketing Agreement, the Company shall have the right to extend the Maturity Date to a date that is three, five, seven or ten years from the Reset Date and, if the Senior Notes are not successfully remarketed by the third Business Day immediately preceding the Purchase Contract Settlement Date, the Maturity Date shall be February 17, 2010.

“Note Repayment Price’” shall have the meaning set forth in Section 3.4.

“Place of Payment” shall have the meaning set forth in Section 2.3.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, by and  among the Company, The Bank of New York, as collateral agent (the “Collateral Agent”), custodial agent and securities intermediary, and as purchase contract agent and attorney-in-fact.

“Purchase Contract Agreement” means the Purchase Contract Agreement dated as of the date hereof, between the Company and The Bank of New York, as purchase contract agent.

“Purchase Contract Settlement Date” means February 17, 2008.

“Put Option” shall have the meaning set forth in Section 3.4.

“Put Option Exercise Date” shall have the meaning set forth in Section 3.4.

“Regular Record Date” means, with respect to any Interest Payment Date for the Senior Notes, the close of business fifteen calendar days prior to each Interest Payment Date.

“Remarketing Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated or any successor thereto or replacement Remarketing Agent under the Remarketing Agreement.

“Remarketing Agreement” means the Remarketing Agreement, dated as of the date hereof, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agent, and The Bank of New York, as purchase contract agent and attorney-in-fact.

“Remarketing Fee” means 25 basis points (0.25%) of the aggregate principal amount of the remarketed Senior Notes if the maturity date of the remarketed Senior Notes is on or prior to February 17, 2010, or, if the maturity date of the Senior Notes is extended on the Reset Date, such other amount as agreed between the Company and the Remarketing Agent.

“Reset Date” means the third Business Day immediately following the date on which the Senior Notes are successfully remarketed.

“Tax Event Redemption Date” shall have the meaning set forth in Section 3.1.

“Tax Event Redemption” means, if a Tax Event shall occur and be continuing, the redemption of the Senior Notes, in whole but not in part, at the option of the Company on not less than 30 days nor more than 60 days’ written notice.

The terms “Indenture,” “Base Indenture,” and “Senior Notes” shall have the respective meanings set forth in the recitals to this Second Supplemental Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.1             Designation and Principal Amount.

There is hereby authorized a series of Securities designated the Senior Notes initially due February 17, 2010, (except as otherwise provided in Article II of the Indenture) in aggregate principal amount equal to $250,000,000. The Senior Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Senior Notes pursuant to Section 202 of the Base Indenture.  The Company may from time to time authorize the issuance of additional Senior Notes that will constitute a single series with the Senior Notes referred to in the first sentence of this paragraph without the consent of the Holders thereof.

Section 2.2             Maturity.  The Senior Notes shall mature and the principal amount thereof shall be due and payable together with all accrued and unpaid interest thereon on the Maturity Date.

Section 2.3             Form, Payment and Appointment.  The Senior Notes shall be issued in fully registered, definitive form in the name of the Holder thereof. Principal of and premium, if any, and interest on the Senior Notes will be payable, the transfer of such Senior Notes will be registrable and such Senior Notes will be exchangeable for Senior Notes bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose as described below; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

The Company hereby designates the Borough of Manhattan, The City of New York as the place of payment (“Place of Payment”) for the Senior Notes, and the office or agency maintained by the Company in such Place of Payment for the purposes contemplated by this Section 2.3 shall initially be the Corporate Trust Office of the Trustee.

The Security Registrar transfer agent and Paying Agent for the Senior Notes shall be The Bank of New York. The Senior Notes shall be issuable in denominations of $1,000,000 and integral multiples of $1,000 in excess thereof.

Section 2.4             Interest.

(a)           Each Senior Note will bear interest initially at the rate of 4.125% per annum (the “Coupon Rate”) from February 12, 2004 to, but excluding, the Reset Date, or, if no successful remarketing of the Senior Notes occurs, February 17, 2010.  On or prior to the Reset Date interest payments will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year (each, an “Interest Payment Date”) commencing on May 17, 2004, and on the Reset Date, if the interest rate on the Senior Notes is reset on a Reset Date that is not otherwise an Interest Payment Date, to the Person in whose name such Senior Note, or any predecessor Senior Note, is registered at the close of business on the Regular Record Date for such interest installment.  If interest on the Senior Notes is reset on a Reset Date that is not a scheduled Interest Payment Date, Holders of Senior Notes will receive on such Reset Date a payment of accrued and unpaid interest from the most recent Interest Payment Date to, but excluding, such Reset Date.  If the interest rate on the Senior Notes is reset on a Reset Date that is not otherwise a quarterly Interest Payment Date, the Collateral Agent will receive that interest payment made on Senior Notes included in Income PRIDES which shall be paid to holders of Income PRIDES on the quarterly Interest Payment Date next following that Reset Date.

(b)           The interest rate on the Senior Notes will be reset on the Remarketing Date to the applicable Reset Rate except in the event of a Failed Final Remarketing.  In the event of a Failed Final Remarketing, the interest rate on the Senior Notes will not be reset and interest payments on all Senior Notes will remain payable quarterly in arrears on the original Interest Payment Dates.

The Reset Rate on the Senior Notes will be determined on the date that the Senior Notes are successfully remarketed and that Reset Rate will become effective on the third Business Day immediately following the Remarketing Date.  Following a successful remarketing of the Senior Notes, the Senior Notes will bear interest from the Reset Date at the Reset Rate to, but excluding, February 17, 2010 or, if the maturity of the Senior Notes is extended on the Reset Date, such extended Maturity Date.  From the Reset Date, interest payments on all Senior Notes will be paid semi-annually in arrears on the date that is six months from the Reset Date and, thereafter, on each date that is six months from the prior semi-annual interest payment date.

The Reset Rate on the Senior Notes will be equal to the sum of the Reset Spread and the yield on the Applicable Benchmark Treasury in effect on the third Business Day immediately preceding the Reset Date and will be determined by the Reset Agent.  In the case of a determination on the third Business Day immediately preceding the Reset Date (other than February 17, 2008), the Reset Rate will be the rate determined by the Reset Agent as the rate the Senior Notes should bear in order for the Senior Notes included in Income PRIDES to have an approximate aggregate market value on the Reset Date equal to 100.25% of the Treasury Portfolio Purchase Price, plus the applicable Remarketing Fee.  In the case of a determination on the third Business Day immediately preceding February 17, 2008, the Reset Rate will be the rate determined by the Reset Agent as the rate the Senior Notes should bear in order for the Senior Notes to have an approximate aggregate market value equal to 100.25% of the principal amount of the Senior Notes, plus the applicable Remarketing Fee.  The Reset Rate will in no event exceed the maximum rate permitted by applicable law.

On the seventh Business Day immediately preceding the Reset Date, the Applicable Benchmark Treasury to be used to determine the Reset Rates will be selected, the Reset Spread to be added to the yield on the Applicable Benchmark Treasury will be established by the Reset Agent, and the Reset Spread and the Applicable Benchmark Treasury will be announced by the Company (the “Remarketing Announcement Date”).  On the Business Day immediately following such Remarketing Announcement Date, the Holders of Senior Notes will be notified of such Reset Spread and Applicable Benchmark Treasury by the Company.  Such notice shall be sufficiently given to such Holders of Senior Notes if published in an Authorized Newspaper.

(c)           The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period other than a full quarterly or semi-annual period for which interest is computed, will be computed on the basis of the actual number of days in the period using 30-day calendar months.  In the event that any date on which interest is payable on the Senior Notes is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Interest on the Senior Notes will be payable to the Holders of the Senior Notes as they appear on the books and records of the Securities Registrar on the relevant Regular Record Dates, which will be the 15th Business Day prior to the relevant Interest Payment Date.  In the event that the Senior Notes do not continue to remain in certificated form and are held by the

Purchase Contract Agent or are held in book-entry form, the Company shall have the right to select relevant Regular Record Dates, which shall be at least one Business Day and not more than 60 Business Days prior to the relevant Interest Payment Dates, and to make payments by check mailed to the address of the Holder as of the relevant Regular Record Date.

Section 2.5             Certain Tax Matters.

The Company agrees, and by acceptance of a beneficial ownership interest in the Senior Notes, each beneficial owner of Senior Notes will be deemed to have agreed (1) to treat the acquisition of an Income PRIDES as the acquisition of the Senior Note and the Purchase Contract constituting the Income PRIDES and to allocate the issue price of the Income PRIDES on the issue date of the Income PRIDES between the Senior Note and the Purchase Contract in an amount equal to $1,000.00 and $0.00, respectively, (2) to treat the Senior Notes as indebtedness of the Company for all tax purposes, (3) to treat the Senior Notes as indebtedness that is subject to Treasury regulation section 1.1275-4 (the “Contingent Payment Regulations”) for United States federal income tax purposes, (4) to be bound by the Company’s determination of the “comparable yield” and “projected payment schedule,” within the meaning of the Contingent Payment Regulations, with respect to the Senior Notes for United States federal income tax purposes and (5) to treat each Senior Note and each Purchase Contract constituting the Income PRIDES as separate financial instruments for all tax purposes. A Holder of Senior Notes may obtain the amount of original issue discount, issue date, issue price, yield to maturity, comparable yield and projected payment schedule by submitting a written request to the Company at the following address: 600 Hale Street, Prides Crossing, MA 01965, Attention: Chief Financial Officer.

ARTICLE III

REDEMPTION OF THE SENIOR NOTES

Section 3.1             Tax Event Redemption.

If a Tax Event shall occur and be continuing, the Company may, at its option, redeem the Senior Notes in whole (but not in part) at any time at a price per Senior Note equal to the Redemption Price. Installments of interest on Senior Notes which are due and payable on or prior to the date of redemption (the “Tax Event Redemption Date”) will be payable to the Holders of the Senior Notes registered as such at the close of business on the Regular Record Date. If, following the occurrence of a Tax Event prior to the Reset Date (or, if no Successful Initial Remarketing occurs prior to the Purchase Contract Settlement Date), the Company exercises its option to redeem the Senior Notes, the Company shall appoint the Quotation Agent to assemble the Treasury Portfolio in consultation with the Company.  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Tax Event Redemption Date to each registered Holder of the Senior Notes to be repaid at its registered address.  Unless the Company defaults in payment of the Redemption Price, on and after the Tax Event Redemption Date interest shall cease to accrue on the Senior Notes.

Section 3.2             Redemption Procedures for Senior Notes.

Payment of the Redemption Price to each Holder of Senior Notes shall be made by the Company, no later than 12:00 noon, New York City time, on the Tax Event Redemption Date, by check or wire transfer in immediately available funds at such place and to such account as may be designated by each such Holder of Senior Notes, including the Trustee or the Collateral Agent, as the case maybe. If the Trustee holds immediately available funds sufficient to pay the Redemption Price of the Senior Notes, then, on such Tax Event Redemption Date, such Senior Notes will cease to be outstanding and interest thereon will cease to accrue, whether or not such Senior Notes have been received by the Company, and all other rights of the Holder in respect of the Senior Notes shall terminate and lapse (other than the right to receive the Redemption Price upon delivery of such Senior Notes but without interest on such Redemption Price).

Section 3.3             No Sinking Fund.

The Senior Notes are not entitled to the benefit of any sinking fund.

Section 3.4             Option to Put Senior Notes upon Failed Final Remarketing.

If a Failed Final Remarketing (as described in Section 5.4(b) of the Purchase Contract Agreement and incorporated herein by reference) has occurred, Holders of Senior Notes who hold such Senior Notes on the day immediately following the Purchase Contract Settlement Date shall have the right (the “Put Option”) to put such Senior Notes to the Company on February 29, 2008 (the “Put Option Exercise Date”), upon at least three Business Days prior notice, at a repayment price equal to the principal amount of such Senior Notes plus an amount equal to the accrued and unpaid interest thereon to the date of payment (the “Note Repayment Price”).

Section 3.5             Repurchase Procedure for Senior Notes.

(a)           In order for the Senior Notes to be repurchased on the Put Option Exercise Date, the Trustee must receive on or prior to 5:00 p.m. New York City time on the third Business Day immediately preceding the Put Option Exercise Date, at its Corporate Trust Office or at an office or agency maintained by the Company in the Borough of Manhattan, The City of New York as contemplated by Section 2.3 hereof, the Senior Notes to be repurchased with the form entitled “Option to Elect Repayment” on the reverse of or otherwise accompanying such Senior Notes duly completed.  Any such notice received by the Trustee shall be irrevocable.  All questions as to the validity, eligibility (including time of receipt) and acceptance of the Senior Notes for repayment shall be determined by the Company, whose determination shall be final and binding.

(b)           Payment of the Note Repayment Price shall be made through the Trustee, subject to the Trustee’s receipt of payment from the Company in accordance with the terms of the Indenture, no later than 12:00 noon, New York City time, on the Put Option Exercise Date, and to such account as may be designated.  If the Trustee holds immediately available funds sufficient to pay the Note Repayment Price of Senior Notes presented for repayment, then, immediately prior to the close of business on the Put Option Exercise Date, such Senior Notes will cease to be outstanding and interest thereon will cease to accrue, whether or not such Senior Notes have been received by the Company, and all other rights of the Holder in respect of the Senior Notes, including the Holder’s right to require the Company to repay such Senior Notes, shall terminate and lapse (other than the right to receive the Note Repayment Price upon delivery of such Senior Notes but without interest on such Note Repayment Price).  Neither the Trustee nor the Company will be required to register or cause to be registered the transfer of any Senior Note for which repayment has been elected.

ARTICLE IV

EXPENSES

Section 4.1             Payment of Expenses.

In connection with the offering, sale and issuance of the Senior Notes to the Holders, the Company, in its capacity as borrower with respect to the Senior Notes shall pay all costs and expenses relating to the offering, sale and issuance of the Senior Notes, including compensation of the Trustee under the Indenture in accordance with the provisions of Section 606 of the Base Indenture.

ARTICLE V

NOTICE

Section 5.1             Notice by the Company.

The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Senior Notes. Notwithstanding any of the provisions of the Base Indenture and this Second Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Senior Notes; provided, however, that if the Trustee shall not have received the notice provided for in this Article V at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Senior Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

ARTICLE VI

FORM OF SENIOR NOTE

Section 6.1             Form of Senior Note.

The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms, with such changes therein as the officers of the Company executing the Senior Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof:

(FORM OF FACE OF NOTE)

IF THE NOTE IS TO BE A GLOBAL NOTE, INSERT - THIS SENIOR NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR CLEARING AGENCY OR TO A NOMINEE OF SUCH SUCCESSOR) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT AND CONSTITUTES A CONTINGENT PAYMENT DEBT INSTRUMENT FOR U.S. FEDERAL INCOME TAX PURPOSES.  FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE ISSUE PRICE OF EACH NOTE IS $1,000 PER $1,000 OF PRINCIPAL AMOUNT, THE ISSUE DATE IS FEBRUARY 12, 2004 AND THE COMPARABLE YIELD IS 5.350% PER ANNUM, COMPOUNDED QUARTERLY. THE PROJECTED PAYMENTS FOR THE NOTES PER $1,000 OF PRINCIPAL AMOUNT ARE $10.89 ON MAY 17, 2004, $10.31 FOR EACH SUBSEQUENT QUARTER ENDING ON OR PRIOR TO AUGUST 17, 2007 AND $18.43 FOR EACH QUARTER ENDING AFTER AUGUST 17, 2007.  THE PROJECTED PAYMENT FOR THE NOTES, PER $1,000 OF PRINCIPAL AMOUNT, AT THE FEBRUARY 17, 2010 MATURITY DATE OF THE NOTES IS $1,018.43 (WHICH INCLUDES THE STATED PRINCIPAL AMOUNT OF THE NOTES AS WELL AS THE FINAL PROJECTED INTEREST PAYMENT).  A HOLDER OF THIS SENIOR NOTE MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, ISSUE PRICE, YIELD TO MATURITY, COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE FOR THIS SENIOR NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: 600 HALE STREET, PRIDES CROSSING, MA 01965, ATTENTION: CHIEF FINANCIAL OFFICER.

CUSIP No. 008252 AF 5

$250,000,000

AFFILIATED MANAGERS GROUP, INC.

4.125% Senior Note Initially Due 2010

AFFILIATED MANAGERS GROUP, INC., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, a New York banking corporation, or registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION Dollars ($250,000,000) on the Maturity Date (as defined on the reverse hereof), and to pay interest on said principal sum as follows: (i) from February 12, 2004 or from the next recent date to which interest has been paid or duly provided for, quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing on May 17, 2004, initially at the rate of 4.125% per year to, but excluding the Reset Date, or if a Failed Final Remarketing occurs, until February 17, 2010; and  (ii) from and after the Reset Date, if any, semi-annually in arrears on the Subsequent Interest Payment Dates (as defined on the reverse hereof) (each, an “Interest Payment Date”) until the principal hereof shall have been paid or duly made available for payment. If the Reset Date is not an Interest Payment Date, the Company shall pay to the Holders of record of the Senior Notes on the Regular Record Date preceding the Reset Date (as if the Reset Date was an Interest Payment Date) the accrued and unpaid interest from the most recent Interest Payment Date to, but excluding, such Reset Date at the rate of interest in effect on the Senior Notes prior to the Reset Date. If the Reset Date is not an Interest Payment Date, the interest payment described in the previous sentence attributable to Senior Notes pledged as collateral under the Pledge Agreement and held as a component of the Company’s Income PRIDES initially issued on February 12, 2004 (the “Income PRIDES”) shall be paid to the Collateral Agent, which shall be paid to the Purchase Contract Agent for the benefit of the holders of Income PRIDES in accordance with the Pledge Agreement and the Purchase Contract Agreement. Interest on the Senior Notes of this series will accrue from February 12, 2004, to the first Interest Payment Date, and thereafter will accrue from the last Interest Payment Date to which interest has been paid or duly provided for.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, except as provided in the Indenture (as defined on the reverse hereof), the amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of the actual number of days in the period using 30-day calendar months. In the event that any date on which interest is payable on this Senior Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Interest Payment Date.  The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Senior Note (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment which (a) as long as the Senior Notes remain in certificated form and are held by the Purchase Contract Agent or are held in book-entry form, will be 15 Business Days prior to the corresponding Interest Payment Date, or (b) if the Senior Notes are in certificated form, but are not held by the Purchase Contract Agent, or are not held in book-entry form, will be at least one Business Day but not more than 60 Business Days prior to such corresponding Interest Payment Dates, as selected by the Company for the corresponding Interest Payment Date. Any such interest installment not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holders at the close of business on such Regular Record Date and may be paid to the Person in whose name this Senior Note (or one or more predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Senior Notes not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Senior Note shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled thereto.

The indebtedness evidenced by this Senior Note is, to the extent provided in the Indenture, senior and unsecured and will rank equal in right of payment to all other senior unsecured obligations of the Company.

By acceptance of a beneficial ownership interest in this Senior Note, each beneficial owner of this Senior Note will be deemed to have agreed (1) to treat the acquisition of an Income PRIDES as the acquisition of this Senior Note and the Purchase Contract constituting the Income PRIDES and to allocate the issue price of the Income PRIDES on the issue date of the Income PRIDES between this Senior Note and the Purchase Contract in an amount equal to $1,000.00 and $0.00, respectively, (2) to treat this Senior Note as indebtedness of the Company for all tax purposes, (3) to treat this Senior Note as indebtedness that is subject to the Contingent Payment Regulations for United States federal income tax purposes, (4) to be bound by the Company’s determination of the “comparable yield” and “projected payment schedule,” within the meaning of the Contingent Payment Regulations, with respect to this Senior Note for United States federal income tax purposes and (5) to treat this Senior Note and the Purchase Contract constituting the Income PRIDES as separate financial instruments for all tax purposes. A Holder of this Senior Note may obtain the amount of original issue discount, issue date, issue price, yield to maturity, comparable yield and projected payment schedule by submitting a written request to the Company at the following address: 600 Hale Street, Prides Crossing, MA 01965, Attention: Chief Financial Officer.

This Senior Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose until the Certificate of Authentication shall have been signed by or on behalf of the Trustee.

The provisions of this Senior Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated:  February 12, 2004

AFFILIATED MANAGERS GROUP, INC.,
as Issuer

By:

Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes of the series of Senior Notes described in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK,
as Trustee

By:
Authorized Signatory

(FORM OF REVERSE OF SENIOR NOTE)

This Senior Note is one of a duly authorized series of Securities of the Company (herein sometimes referred to as the “Senior Notes”), issued and to be issued in one or more series under and pursuant to an Indenture, dated as of December 21, 2001 (the “Base Indenture”), between the Company and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee, as amended by a Replacement Trustee Agreement, by and between The Bank of New York and the Company, as supplemented by a second supplemental indenture, dated February 12, 2004 (the “Second Supplemental Indenture”), between The Bank of New York, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture) and the Company (the Base Indenture as supplemented by Second Supplemental Indenture, the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Senior Notes. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

Unless a Tax Event Redemption shall previously occur, the “Maturity Date” shall mean February 17, 2010, unless extended by the Company in connection with a successful remarketing of the Senior Notes pursuant to the Remarketing Agreement; provided that, in connection with any successful remarketing of the Senior Notes pursuant to the Remarketing Agreement, the Company shall have the right to extend the Maturity Date to a date that is three, five, seven or ten years from the Reset Date and if the Senior Notes are not successfully remarketed by the third Business Day immediately preceding the Purchase Contract Settlement Date, the Maturity Date shall be February 17, 2010.

If the Senior Notes are successfully remarketed in accordance with the Remarketing Agreement, the “Subsequent Interest Payment Dates” shall mean the date that is six months after the Reset Date and, thereafter, on each date that is six months from the prior Subsequent Interest Payment Date.

If a Tax Event shall occur and be continuing, the Company may, at its option, redeem the Senior Notes in whole (but not in part) at any time at a price per Senior Note equal to the Redemption Price. The Redemption Price shall be paid to each Holder of the Senior Notes by the Company, no later than 12:00 noon, New York City time, on the Tax Event Redemption Date, by check or wire transfer in immediately available funds, at such place and to such account as may be designated by each such Holder.

The Holder of this Senior Note may, on or prior to the fifth Business Day immediately preceding any proposed Reset Date tender this Senior Note to The Bank of New York, as Custodial Agent, for remarketing in accordance with the Pledge Agreement dated as of February 12, 2004 between the Company and The Bank of New York, as Collateral Agent, Custodial Agent and Securities Intermediary.

The Senior Notes are not entitled to the benefit of any sinking fund.

If the Senior Notes are remarketed on the third Business Day immediately preceding the Purchase Contract Settlement Date and such remarketing has resulted in a Failed Final Remarketing (as described in Section 5.4 of the Purchase Contract Agreement and incorporated herein by reference), each Holder of Senior Notes who holds such Senior Notes on the day immediately following the Purchase Contract Settlement Date shall have the right (the “Put Option”) to put such Senior Notes to the Company, on February 29, 2008 (the “Put Option Exercise Date”), upon at least three Business Days prior notice, at a repayment price equal to the principal amount of this Senior Note plus an amount equal to the accrued and unpaid interest thereon to the date of payment (the “Note Repayment Price”).

In order for the Senior Notes to be so repurchased, the Trustee must receive, on or prior to 5:00 p.m. New York City Time on the third Business Day immediately preceding the Put Option Exercise Date, at its Corporate Trust Office, or at an office or agency maintained by the Company in the Borough of Manhattan, The City of New York as contemplated by Section 2.3 of the Second Supplemental Indenture, the Senior Notes to be repurchased with the form entitled “Option to Elect Repayment” on the reverse of or otherwise accompanying such Senior Notes duly completed. Any such notice received by the Trustee shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and acceptance of the Senior Notes for repayment shall be determined by the Company, whose determination shall be final and binding. The payment of the Note Repayment Price in respect of such Senior Notes shall be made no later than 12:00 noon, New York City time, on the Put Option Exercise Date.

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Senior Notes may be declared, and upon such declaration shall become, due and payable (or, in certain circumstances shall ipso facto become due and payable), in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions therein provided, the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected to execute supplemental indentures for the purpose of, among other things, adding any provisions to or changing or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying the rights of the Holders of the Securities. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of all of the Holders of all Securities of such series, to waive a Default or Event of Default with respect to such series and its consequences, except a Default or Event of Default in the payment of the principal of or premium, if any, or interest on any of the Securities of such series or in respect of a covenant or other provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. Any such consent or waiver by the registered Holder of this Senior Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued in exchange for or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Senior Note at the time and place and at the rate and in the money herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Senior Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Senior Note, the Company, the Trustee, any Paying Agent and the Security Registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Senior Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Senior Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person or sell, assign, transfer or lease all or substantially all of its properties or assets, and requires that the Company comply with certain further covenants. All such covenants and limitations are subject to a number of important qualifications and exceptions. The Company must report periodically to the Trustee on compliance with the covenants in the Indenture.

The Senior Notes of this series are issuable only in registered form without coupons in denominations of $1,000,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Senior Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Senior Notes are subject to the covenants set forth in the Indenture.

This Senior Note shall be governed by and construed in accordance with the law of the State of New York.

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Company to repay $         principal amount of the within Senior Note, pursuant to its terms, on the “Put Option Exercise Date,” together with any interest thereon accrued but unpaid to the date of repayment, to the undersigned at:

(Please print or type name and address of the undersigned)

and to issue to the undersigned, pursuant to the terms of the Indenture, a new Senior Note or Senior Notes representing the remaining aggregate principal amount of this Senior Note.

For this Option to Elect Repayment to be effective, this Senior Note with the Option to Elect Repayment duly completed must be received by the Trustee at 101 Barclay Street, Floor 8W, New York, New York 10286 Attention: Corporate Trust Administration, no later than 5:00 p.m. on the third Business Day immediately preceding February 29, 2008.

Dated:	Signature:

Signature Guarantee:

Note: The signature to this Option to Elect Repayment must correspond with the name as written upon the face of the within Senior Note without alteration or enlargement or change whatsoever.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Senior Note to:                                                                                                                                                                                                                                                                                                                                                                                                                                                  (Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee) and irrevocably appoints agent to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him or her.

Date:	Signature:

(Sign exactly as your name appears on the other side of this Senior Note)

ARTICLE VII

ORIGINAL ISSUE OF SENIOR NOTES

Section 7.1             Original Issue of Senior Notes.

Senior Notes may from time to time, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Senior Notes to or upon the written order of the Company pursuant to Section 202 of the Base Indenture without any further action by the Company.

The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on outstanding Senior Notes as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             Ratification of Indenture.

The Indenture as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.2             Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

Section 8.3             New York Law to Govern.

THIS SECOND SUPPLEMENTAL INDENTURE AND EACH SENIOR NOTE SHALL BE DEEMED TO BE NEW YORK CONTRACTS, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW).

Section 8.4             Separability.

In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Senior Notes, but this Second Supplemental Indenture and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 8.5             Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE IX

REMARKETING

Section 9.1             Remarketing Procedures.

(a)           On each Remarketing Announcement Date, the Company will (a) together with the Reset Agent, select the Applicable Benchmark Treasury to be used to determine the Reset Rate and cause the Reset Agent to establish the Reset Spread to be added to the yield on the Applicable Benchmark Treasury expected to be in effect on the Initial Remarketing Date, and (b) announce (the “Remarketing Announcement”) the Reset Date, Reset Spread and Applicable Benchmark Treasury and any change in the scheduled interest payment dates and the maturity date that will become effective with respect to the Senior Notes on the Reset Date upon a Successful Initial Remarketing.  On the Business Day immediately following the Remarketing Announcement Date, the Company will cause the Remarketing Announcement to be published in an Authorized Newspaper.  In the event of an unsuccessful remarketing attempt, the Company will cause a notice of the unsuccessful remarketing attempt to be published in an Authorized Newspaper no later than the second Business Day following the Initial Remarketing Date on which the unsuccessful remarketing attempt occurred.

(b)           Not later than 5:00 p.m., New York City time, on the fifth Business Day but no earlier than the 10th Business Day, immediately preceding a proposed Reset Date, each Holder of the Senior Notes not constituting components of Income PRIDES may elect to have Senior Notes held by such Holder remarketed.  Holders of Senior Notes that are not a component of Income PRIDES shall give notice of their election to have such Senior Notes remarketed to the Collateral Agent pursuant to the Pledge Agreement.  Any such notice shall be irrevocable after 5:00 p.m., New York City time, on the fifth Business Day immediately preceding a proposed Reset Date and may not be conditioned upon the level at which the Reset Rate is established. Promptly after 5:30 p.m., New York City time, on such fifth Business Day, the Trustee, based on the notices received by it prior to such time (including notices from the Purchase Contract Agent as to Purchase Contracts for which Cash Settlement has been elected), shall notify the Company and the Remarketing Agent of the number of Senior Notes to be tendered for remarketing.  Under Section 5.3 of the Purchase Contract Agreement, Senior Notes that constitute components of Income PRIDES will be remarketed as provided therein and in this Section 9.1.  The Senior Notes constituting components of Income PRIDES shall be deemed tendered, notwithstanding any failure by the Holder of such Income PRIDES to deliver or properly deliver such Senior Notes to the Remarketing Agent for purchase.

(c)           The right of each Holder to have Senior Notes tendered for purchase shall be limited to the extent that (i) the Remarketing Agent conducts a remarketing pursuant to the terms of the Remarketing Agreement, (ii) Senior Notes tendered have not been called for redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Senior Notes at a price per Senior Note such that the aggregate price for the Applicable Principal Amount of Senior Notes is not less than 100% of the Treasury Portfolio Purchase Price, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

(d)           On an Initial Remarketing Date, the Remarketing Agent shall use reasonable efforts to remarket, at a price per Senior Note such that the aggregate price for the Applicable Principal Amount of Senior Notes is equal to approximately 100.25% of the Treasury Portfolio Purchase Price plus the Remarketing Fee, Senior Notes tendered or deemed tendered for purchase.

(e)           If there are no Income PRIDES outstanding and none of the Holders elect to have Senior Notes held by them remarketed, the Reset Rate shall be the rate determined by the Reset Agent, subject to the terms of the Remarketing Agreement, as the rate that would have been established had a remarketing been held on the Initial Remarketing Date.

(f)            If the Remarketing Agent has determined that it will be able to remarket all Senior Notes tendered or deemed tendered prior to 4:00 p.m., New York City time, on an Initial Remarketing Date, the Reset Agent, subject to the terms of the Remarketing Agreement, shall determine the Reset Rate.

(g)           By approximately 4:30 p.m., New York City time, on the Initial Remarketing Date, provided that the Initial Remarketing has not failed, the Remarketing Agent shall advise, by telephone  (i) the Collateral Agent, the Company, and the Trustee of the Reset Rate determined in the remarketing and any modification to the scheduled interest payment dates or maturity date of the Senior Notes and the aggregate principal amount of Senior Notes sold in the Initial Remarketing and (ii) each purchaser of the Reset Rate (and the modified scheduled interest payment dates and maturity date of the Senior Notes, if any) and the aggregate principal amount of Senior Notes such purchaser is to purchase.

(h)           If, by 4:00 p.m., New York City time, on a proposed Initial Remarketing Date no later than the Business Day preceding the Final Remarketing Date, the Remarketing Agent is unable to remarket all Senior Notes tendered or deemed tendered for purchase or if the Initial Remarketing shall not have occurred because a condition precedent to the remarketing shall not have been fulfilled, a failed remarketing (“Failed Initial Remarketing”) shall be deemed to have occurred and the Remarketing Agent shall so advise by telephone the Collateral Agent, the Company and the Trustee.

(i)            The Remarketing Agent is not obligated to purchase any Senior Notes in an Initial Remarketing or otherwise. Neither the Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Senior Notes for remarketing.

(j)            The tender and settlement procedures set forth in this Section 9.1, including provisions for payment by purchasers of Senior Notes in the Initial Remarketing, shall be subject to modification, notwithstanding any provision to the contrary set forth herein, to the extent required by the Clearing Agency or if the book-entry system is no longer available for the Senior Notes at the time of the Initial Remarketing, to facilitate the tendering and remarketing of Senior Notes in certificated form. In addition, the Remarketing Agent may, notwithstanding any provision to the contrary set forth herein, modify the settlement procedures set forth herein in order to facilitate the settlement process.

(k)           Anything herein to the contrary notwithstanding, the Reset Rate shall in no event exceed the maximum rate permitted by applicable law and, as provided in the Remarketing Agreement, neither the Remarketing Agent nor the Reset Agent shall have any obligation to determine whether there is any limitation under applicable law on the Reset Rate or, if there is any such limitation, the maximum permissible Reset Rate on the Senior Notes and they shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the 10th Business Day before an Initial Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate.

Section 9.2             Final  Remarketing Procedures.

(a)           Not later than 5:00 p.m., New York City time, on the second Business Day immediately preceding the Final Remarketing Date, each Holder of the Senior Notes may elect to have Senior Notes held by such Holder remarketed.  Under Section 5.4 of the Purchase Contract Agreement, Holders of Income PRIDES that do not give notice of intention to make a Cash Settlement of their related Purchase Contracts shall be deemed to have consented to the disposition of the Senior Notes constituting a component of such Income PRIDES. Holders of Senior Notes that are not a component of Income PRIDES shall give notice of their election to have such Senior Notes remarketed to the Custodial Agent pursuant to the Pledge Agreement. Any such notice shall be irrevocable after 5:00 p.m., New York City time, on the second Business Day immediately preceding the Final Remarketing Date and may not be conditioned upon the level at which the Reset Rate is established. Promptly after 5:30 p.m., New York City time, on such second Business Day, the Trustee, based on the notices received by it prior to such time (including notices from the Purchase Contract Agent as to Purchase Contracts for which Cash Settlement has been elected), shall notify the Company and the Remarketing Agent of the number of Senior Notes to be tendered for remarketing.

(b)           If any Holder of Income PRIDES does not give a notice of its intention to make a Cash Settlement or gives a notice of election to tender Senior Notes as described in Section 9.2(a), the Senior Notes of such Holder shall be deemed tendered, notwithstanding any failure by such Holder to deliver or properly deliver such Senior Notes to the Remarketing Agent for purchase.

(c)           The right of each Holder to have Senior Notes tendered for purchase shall be limited to the extent that (i) the Remarketing Agent conducts a remarketing pursuant to the terms of the Remarketing Agreement, (ii) Senior Notes tendered have not been called for redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Senior Notes at a price of not less than 100% of the principal amount thereof, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

(d)           If a Failed Initial Remarketing has occurred, on the Final Remarketing Date, the Remarketing Agent shall use reasonable efforts to remarket, at a price equal to approximately 100.25% of the aggregate principal amount thereof, Senior Notes tendered or deemed tendered for purchase plus the Remarketing Fee.

(e)           If none of the Holders elect or are deemed to have elected to have Senior Notes held by them remarketed, the Reset Rate shall be the rate determined by the Reset Agent, subject to the terms of the Remarketing Agreement, as the rate that would have been established had a remarketing been held on the Final Remarketing Date.

(f)            If the Remarketing Agent has determined that it will be able to remarket all Senior Notes tendered or deemed tendered prior to 4:00 p.m., New York City time, on the Final Remarketing Date, the Reset Agent shall, subject to the terms of the Remarketing Agreement, determine the Reset Rate.

(g)           If, by 4:00 p.m., New York City time, on the Final Remarketing Date, the Remarketing Agent is unable to remarket all Senior Notes tendered or deemed tendered for purchase or if the Final Remarketing shall not have occurred because a condition precedent to the Final Remarketing shall not have been fulfilled, a failed remarketing (“Failed Final Remarketing”) shall be deemed to have occurred and the Remarketing Agent shall so advise by telephone the Collateral Agent, the Company and the Trustee.

(h)           By approximately 4:30 p.m., New York City time, on the Final Remarketing Date, provided that there has not been a Failed Final Remarketing, the Remarketing Agent shall advise, by telephone (i) the Collateral Agent, the Company and the Trustee, of the Reset Rate determined in the Final Remarketing and any modification to the scheduled interest payment dates or maturity date of the Senior Notes and the aggregate principal amount of Senior Notes sold in the Final Remarketing and (ii) each purchaser of the Reset Rate (and the modified scheduled interest payment dates and maturity date of the Senior Notes, if any) and the aggregate principal amount of Senior Notes such purchaser is to purchase.

(i)            The Remarketing Agent is not obligated to purchase any Senior Notes in the Final Remarketing or otherwise. Neither the Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Senior Notes for remarketing.

(j)            The tender and settlement procedures set forth in this Section 9.2, including provisions for payment by purchasers of Senior Notes in the Final Remarketing, shall be subject to modification, notwithstanding any provision to the contrary set forth herein, if the book-entry system is not available for the Senior Notes at the time of the Final Remarketing, to facilitate the tendering and remarketing of Senior Notes in certificated form. In addition, the Remarketing Agent may, notwithstanding any provision to the contrary set forth herein, modify the settlement procedures set forth herein in order to facilitate the settlement process.

(k)           Anything herein to the contrary notwithstanding, the Reset Rate shall in no event exceed the maximum rate permitted by applicable law and, as provided in the Remarketing Agreement, neither the Remarketing Agent nor the Reset Agent shall have any obligation to determine whether there is any limitation under applicable law on the Reset Rate or, if there is any such limitation, the maximum permissible Reset Rate on the Senior Notes and they shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the 10th Business Day before the Purchase Contract Settlement Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

AFFILIATED MANAGERS GROUP, INC., as Issuer

By:	/s/ Darrell W. Crate
Name:	Darrell W. Crate
Title:	Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ John Kingston, III
Name:	John Kingston, III
Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK, as Trustee

By:	/s/ Kisha A. Holder
Name:	Kisha A. Holder
Title:	Assistant Vice President

Attest:

By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Assistant Treasurer